Western Standard Energy Corp. Announces $15 Million Equity Investment

WILLISTON, ND - (BUSINESS WIRE) – May 8, 2008. Western Standard Energy Corp., (OTCBB:WSEG), an oil and gas exploration company, is pleased to announce it has signed a Stock Issuance Agreement with European institutional investor Infinity Energy Investments for a total of $15 million in equity investment, which will be used to finance the Company’s ongoing exploration and production strategies and for general working capital purposes.

The agreement calls for the investment funds to be paid in increments of $250,000 within 5 days from when the Company requests funding. This allows the Company to benefit from equity investment, rather than taking on debt, minimizing the immediate dilution effect that a large investment would bring, whilst allowing the Company to grow and deliver value to investors and shareholders in stages.

"This financing helps us to further secure the development of our current Lodgepole reef prospects in North Dakota and if we are able to prove commercial quantities, to fund completion operations of the Federal 1-19 discovery well in Valley County, Montana" stated Dan Bauer, President and CEO of Western Standard Energy. “The timing of this agreement is excellent for us given that the consensus from recently released reports show long term oil price estimates to remain around the $100 per barrel point, allowing for excellent potential profit margins from areas such as the Bakken formation in Montana and North Dakota, if we can prove commercial quantities of oil or gas there”

The Energy Department's Energy Information Administration predicted oil prices will average $110 a barrel this year, up $9 from last month's forecast, that news is in addition to a recent report released by Goldman Sachs, “Goldman now sees average selling prices of $95 a barrel for 2008, $105 a barrel for 2009 and $110 a barrel for 2010.” The high end of its range is now $135 a barrel -- but Goldman hinted that prices could be headed even higher. "As the lack of supply growth and price-insulated non-OECD demand suggest a future rebound in U.S. gross domestic product growth or a major oil supply disruption could lead to $150-$200 a barrel oil prices."

The securities offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent a registration or an applicable exemption from the registration requirements.

About Western Standard Energy Corp.

Western Standard Energy Corp. is a publicly traded independent oil and gas exploration company. Western Standard aims to secure and develop a portfolio of oil and gas properties throughout the Central and Western United States of America. Western Standard Energy Corp. is a publicly traded company and trades on the OTC BB under the ticker symbol: WSEG. Shareholders are invited to contact corporate communications toll free at (888) 956-7843 for further information.

Western Standard Energy Corp.

Dan Bauer, President

Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Forward-looking statements in this news release include that Western Standard Energy Corp, (‘Company’) will receive $15 million in funding through a stock issuance agreement; that any investment funds received will be used to finance the Company’s ongoing exploration and production strategies or for general working capital purposes; that the Company will take on debt; that the investment will minimize any dilution effect that any investment would bring; that the Company will grow and deliver value to investors and shareholders; that the Company will further secure the development of its current Lodgepole reef prospects in North Dakota; that the Company will be able to fund completion operations of the Federal 1-19 discovery well in Valley County, Montana; or that we will be able to prove commercial quantities of oil or gas. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the uncertainty of the requirements demanded by environmental agencies, the Company's ability to raise financing for operations, breach by parties with whom we have contracted, inability to maintain qualified employees or consultants, competition for equipment, inability to obtain drilling permits, potential delays or obstacles in drilling operations and interpreting data, and the likelihood that no commercial quantities of gas are found or recoverable. Readers should also refer to the risk disclosures outlined in the Company’s quarterly reports on Form 10-QSB, annual reports on Form 10-KSB and the Company’s other disclosure documents filed from time-to-time with the Securities and Exchange Commission available at www.sec.gov.

Cautionary Note to U.S. Investors

The United States Securities and Exchange Commission (“SEC”) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this document that SEC’s guidelines may prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in our annual report on Form 10-KSB and quarterly reports on Form 10-QSB available from us or the SEC.

Contact:
Western Standard Energy Corp.
Investor Relations
Dan Bauer, 1-888-956-7843
ir@western-standard.com
www.western-standard.com